Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	May 15, 2007
	Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc.

First Quarter 2007 Earnings

Quarterly Dividend Declared

Repurchase Program Announced

Chicago, IL - Park Bancorp, Inc. (“Company”), (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended March 31, 2007.

Park Bancorp, Inc. also announced that the Board of Directors has declared a dividend of $.18 per share of common stock. The dividend will be payable on May 31, 2007 to shareholders of record on May 21, 2007. This is the thirty-fourth consecutive quarterly dividend paid to shareholders.

Park Bancorp, Inc. further announced that the Board of Directors has adopted a stock repurchase plan during which the Company is authorized to purchase up to 50,000 shares. The Company recently completed the repurchase of 50,000 shares at an average price of $32.90.

The net loss was $8,000, or ($.01) per share, for the three months ended March 31, 2007, compared to net income $99,000, or $.09 per share, for the same period in 2006. The change was due to a decrease in net interest income and non-interest income partially offset by a decrease in non-interest expense.

Net interest income before provision for loan losses decreased to $1.4 million for the three months ended March 31, 2007, compared to $1.6 million for the corresponding three month period in 2006. Total interest income decreased to $3.0 million for the quarter ended March 31, 2007 compared to $3.1 million for the corresponding quarter ended March 31, 2006 due to a decrease in interest-earning assets partially offset by higher yields on assets. Total interest expense remained at $1.6 million for the three months ended March 31, 2007 and for the corresponding quarter ended March 31, 2006.

Non-interest income decreased to $129,000 for the quarter ended March 31, 2007, from $231,000 for the quarter ended March 31, 2006. The real estate development subsidiary realized an $83,000 gain on the sale of a real estate project in 2006, and no such gain was realized in 2007.

Non-interest expense decreased to $1.6 million for the quarter ended March 31, 2007 from $1.7 million for the same period in 2006. The change was due to decreases in compensation costs offset by expenses on non-performing assets.

Total assets at March 31, 2007 were $220.8 million, compared to $227.2 million at December 31, 2006. The change was due to decreases in deposits and borrowings.

The loan portfolio increased to $148.4 million at March 31, 2007 from $148.2 million at December 31, 2006. During the same period, nonperforming assets decreased to $4.4 million, or 2.00% of total assets, from $4.6 million, or 2.03% of total assets.

Deposit accounts decreased to $140.4 million at March 31, 2007 from $142.9 million at December 31, 2006. The change was due to decreases in certificate of deposits and checking accounts.

Borrowings increased to $45.3 million at March 31, 2007 from $50.4 million at December 31, 2006. The change was attributable to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at March 31, 2007 was $31.6 million, which is equivalent to 14.31% of total assets. Book value at March 31, 2007 was $26.09 per share. The increase in stockholders equity from December 31, 2006 was attributable to 141,419 options exercised at an average price of $15.84 and an unrealized gain on securities available-for-sale of $95,000 offset by the repurchase of 4,500 shares at an average price of $34.05 and dividends paid of $203,000.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	March 31, 2007	December 31, 2006	March 31, 2006
Selected Financial Data:
Total assets	$220,813	$227,189	$239,721
Loans receivable, net	148,402	148,176	157,223
Interest bearing deposits	5,926	12,382	5,672
Securities	46,038	45,440	57,303
Deposits	140,414	142,928	148,472
Borrowings	45,311	50,435	57,935
Total stockholders’ equity	31,601	29,120	29,839
Book value per share[1]	26.09	27.19	27.83

Non-accrual loans	$1,978	$2,342	$2,971
Real estate owned	2,443	2,261	1,066
Non-performing assets	4,421	4,603	4,037
Non-performing assets to total assets	2.00%	2.03%	1.68%
Allowance for loan loss	$628	$637	$1,435
Allowance for loan loss to gross loans receivable	.42%	.43%	.90%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended Mar. 31, 2006	Three Months Ended Mar. 31, 2006
Selected Operating Data:
Interest income	$3,005	$3,129
Interest expense	1,619	1,562

Net interest income before provision for loan loss	1,386	1,567
Provision for loan losses	0	0

Net interest income after provision for loan losses	1,386	1,567
Non-interest income	129	231
Non-interest expense	1,573	1,692

Income before income taxes	(58)	106
Income tax expense	(50)	7

Net income	(8)	$99

Basic earnings per share	($.01)	$.09
Diluted earnings per share	($.01)	$.08

Selected Performance Ratios:
Return on average assets	0.00%	0.16%
Return on average equity	0.00%	1.32%
Average equity to average assets	13.64%	12.49%
Equity to total assets at end of period	14.31%	12.45%
Average interest rate spread	2.49%	2.65%
Net interest margin	2.73%	2.85%
Average interest-earning assets to average interest-bearing liabilities	107.59%	107.13%
Non-interest expense to average assets	2.81%	2.83%